Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549

Intel Announces Date of Annual Investor Meeting

SANTA CLARA, Calif., Nov. 17, 2014 – Intel Corporation will hold its annual investor meeting on Thursday, Nov. 20, starting at 8 a.m. PST. The live webcast and the presentation materials will be available at www.intc.com.

Intel's management team will provide updates on the company's strategy, business and products.

Time	Speaker	Subject
8-8:10 a.m.	Mark Henninger, vice president of Finance and director of Investor Relations	Agenda and risk factors
8:10-8:20 a.m.	Andy Bryant, Intel chairman of the board	Opening remarks
8:20-9:10 a.m.	Brian Krzanich, Intel CEO	Corporate strategy
9:10-9:40 a.m.	Bill Holt, Intel executive vice president and general manager of the Technology and Manufacturing Group	Advancing Moore's Law
9:40-10:30 a.m.	Stacy Smith, Intel executive vice president and CFO	Financials
10:30-10:50 a.m.	Holt, Krzanich and Smith	Q&A session
10:50-11:05 a.m.	Break
11:05-11:45 a.m.	Diane Bryant, Intel senior vice president and general manager of the Data Center Group	Data Center Group business update
11:45 a.m.-12:25 p.m.	Kirk Skaugen, Intel senior vice president and general manager of the PC Client Group	PC Client Group business update
12:25-12:45 p.m.	Bryant and Skaugen	Q&A session

Intel/Page 2

12:45-1:45 p.m.	Lunch break
1:45-3:45 p.m.
Renée James, Intel president

Guest speakers, in order of appearance, will include: Hermann Eul, Intel vice president and general manager of the Mobile and Communications Group; Doug Davis, Intel vice president and general manager of the Internet of Things Group; and Rob Crooke, Intel vice president and general manager of the Non-Volatile Memory Solutions Group
Intel platform technology investments
Speakers and agenda times are subject to change.

About Intel
Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world's computing devices. As a leader in corporate responsibility and sustainability, Intel also manufactures the world's first commercially available "conflict-free" microprocessors. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com, and about Intel's conflict-free efforts at conflictfree.intel.com.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.
*Other names and brands may be claimed as the property of others.

CONTACTS:      Cara Walker                                                                            Trey Campbell
Media Relations                                                                      Investor Relations
503-696-0831                                                                                503-696-0431
cara.walker@intel.com                                                       trey.s.campbell@intel.com